Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS
THIRD QUARTER FISCAL 2018 FINANCIAL RESULTS

- Net Sales of $91.3 Million -
- $15.5 Million in Cash and No Debt at end of Q3 -
- Fourth Quarter To-Date Positive Comparable Sales at Improved Gross Margins -
- Providing Fiscal 2019 Outlook -
- Announces New Chief Stores Officer -

Minneapolis, MN, December 4, 2018 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the third quarter ended November 3, 2018.

Keri Jones, President and Chief Executive Officer, commented, “While we are disappointed in our third quarter performance, I remain confident in our path forward. Our third quarter results were adversely impacted by the combination of shipment delays and lower planned levels of inventory which resulted in an average of 17% less inventory on hand than in last year’s third quarter. In addition, moving through excess spring/summer merchandise inventory was more challenging than the prior year and created meaningful pressure on our gross margin. Notably, as newer merchandise arrived in stores, we have been encouraged by the response as these deliveries have been resonating with our customers. Quarter-to-date we are seeing positive comparable sales coupled with gross margin expansion. Importantly, the abundance of work we have done over the last eight months, focused on strengthening our merchandising strategy, developing a more impactful marketing approach and enhancing our omni-channel capabilities, are beginning to bear fruit. At the same time, we continue to make progress in advancing process improvement initiatives and reducing costs. Looking ahead, we expect this momentum to continue as our entire team is energized and focused on the strategic initiatives that we believe will drive improved sales, operating results and cash flow in the future.”

Results for the Third Quarter Ended November 3, 2018

•
Net sales totaled $91.3 million, a decrease of 7.3%, while operating on average 461 stores. This compares to $98.5 million in net sales for the third quarter of fiscal 2017, while operating on average 473 stores.

•	Comparable sales decreased 7.5% following a 5.0% decrease in the same period last year. eCommerce sales increased 10.7% following an 8.5% increase in the same period last year.

•	Gross margin rate was 29.8%, as compared to 33.8% in last year’s third quarter. The decrease was due to lower merchandise margins on spring/summer merchandise, deleverage of fixed costs and higher fulfillment costs as a result of the sales mix shift to the eCommerce channel, partially offset by reduced occupancy costs as a percentage of sales and improved product costs on fall merchandise.

•
Selling, general & administrative expenses (“SG&A”) decreased by 4.1% to $30.5 million. The decrease was due to non-merchandise cost savings and reduced store labor costs, partially offset by an increase in digital marketing spend. As a percent of net sales, SG&A increased approximately 110 basis points to 33.4%. The Company continues to expect SG&A expense dollars for the fiscal year to be below last year's level.

•	Recorded a non-cash impairment charge of $3.0 million related to long-lived assets in connection with underperforming stores.

•	Net loss totaled $8.8 million, or ($0.24) per share, compared to a net loss for the prior year’s third quarter of $1.6 million, or ($0.05) per share.

•	Excluding impairment costs of $3.0 million related to long-lived assets and $0.3 million in severance costs, adjusted loss per share*, a non-GAAP measure was ($0.15) per share.

•	Adjusted EBITDA**, a non-GAAP measure, was a negative $3.0 million, compared to a positive $1.4 million for the same period last year.

Balance Sheet Highlights and Capital Expenditures
Cash and cash-equivalents totaled $15.5 million as of November 3, 2018 as compared to $17.9 million at the end of last year’s third quarter. Total inventory was $47.8 million at the end of the third quarter as compared to $51.4 million at the end of the third quarter last year. Merchandise inventory was down 7.1% at the end of the quarter as compared to the end of last year’s third quarter. The Company expects to end the fourth quarter with inventory down in the mid-single digits as compared to last year. For the third quarter ended November 3, 2018, the Company had no outstanding borrowings under its revolving credit facility.

Capital expenditures for the third quarter of fiscal 2018 were $1.2 million, flat to last year’s third quarter. Capital expenditures in the third quarter this year primarily reflected investments in technology associated with our omni-channel capabilities.

Fiscal 2019 Outlook
Ms. Jones continued, “We believe that we have increased visibility in the business as our strategic initiatives begin to take hold. As a result, we are providing our preliminary outlook for fiscal 2019.”

For fiscal 2019, the Company expects:

•
Net sales to increase 2% to 3% as the result of expanded omnichannel capabilities, enhancements to the overall product assortment, and more impactful marketing promotions to drive customer file growth.

•
Gross margin expansion of 300 to 350 basis points as a result of improved inventory management including supply chain and omni-channel initiatives, greater disciplines around promotions and the continued reduction of occupancy costs.

•	SG&A as a percentage of sales to decline 150 to 200 basis points due to ongoing cost reduction initiatives.

•	Inventory turns to improve as compared to fiscal 2018.

Appoints Carmen Wamre as Senior Vice President, Chief Stores Officer

The Company today also announced that Carmen Wamre will be joining the Company December 10, 2018 as Senior Vice President, Chief Stores Officer.

Ms. Wamre brings more than 28 years of retail experience to the Company including 19 years as Zone Vice President, Express, Inc. where she oversaw operations for 300 plus retail stores, $800M in annual sales and 8,000 plus field employees. While at Express, Carmen led numerous strategic initiatives including driving a customer centric culture, promoting the brand and introducing new processes and systems in stores to improve efficiency, reduce costs, and increase revenue.

Ms. Jones commented: “We are thrilled to have an executive with Carmen’s breadth and depth of experience to lead our stores. I am confident that with Carmen’s extensive experience driving revenue growth and instilling a selling culture, we can take our stores organization to a whole new level. She has a passion for people, fashion and delivering a great overall customer experience.”

Conference Call Information
The Company will discuss its third quarter results in a conference call scheduled for today, December 4, 2018, at 8:30 a.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com for thirty days. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until December 11, 2018. This call may be accessed by dialing 1-844-512-2921 and using the passcode 13685183.

Non-GAAP Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains non-GAAP financial measures, Adjusted EBITDA and Adjusted loss per share. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income or net loss, or any other measure of performance derived in accordance with GAAP. The Company believes the inclusion of these non-GAAP measures provides useful supplemental information to investors regarding the underlying performance of the Company’s business operations, especially when comparing such results to previous periods. These non-GAAP measures are not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to its most directly comparable GAAP measure as provided in the table below.

*Adjusted loss per share is a non-GAAP financial measure. The Company defines adjusted loss per share as GAAP loss per share adjusted for certain discretionary items as outlined in the reconciliation of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

**Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as Net income (loss), adjusted for Income tax provision (benefit); Other income; Interest expense, net; Depreciation and Amortization; Impairment of long-lived assets; and certain discretionary items. Please see “Non-GAAP Measures” above and reconciliations of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of December 4, 2018, the Company operates 461 stores in 45 states consisting of 314 MPW stores, 80 Outlet stores, 35 Christopher & Banks stores, and 32 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release and in our upcoming earnings conference call may constitute forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to certain events that could have an effect on our future performance. The forward-looking statements relate to expectations concerning matters that are not historical facts and may use the words “will”, "expect", "anticipate", "plan", "intend", "project", "believe", “should”, "drive" "in order to" and similar expressions. Except for historical information, matters discussed in this press release or on our earnings conference call may be considered forward-looking statements.

These forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company's future performance and financial results to differ materially from those expressed or implied by the forward-looking statements. We cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, be achieved or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, those factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in our subsequent Form10-Q Reports. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

COMPANY CONTACT:
Richard Bundy
Senior Vice President, Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Net sales	$91,288	$98,468	$264,607	$273,642
Merchandise, buying and occupancy costs	64,095	65,229	185,198	185,237
Gross profit	27,193	33,239	79,409	88,405
Other Operating Expenses:
Selling, general and administrative	30,488	31,802	89,911	91,956
Depreciation and amortization	2,463	2,976	7,796	9,242
Impairment of long-lived assets	2,999	—	2,999	163
Total other operating expenses	35,950	34,778	100,706	101,361
Operating loss	(8,757)	(1,539)	(21,297)	(12,956)
Interest expense, net	(37)	(38)	(136)	(107)
Loss before income taxes	(8,794)	(1,577)	(21,433)	(13,063)
Income tax provision	23	45	129	136
Net loss	$(8,817)	$(1,622)	$(21,562)	$(13,199)

Basic loss per share:
Net loss	$(0.24)	$(0.05)	$(0.58)	$(0.36)
Basic shares outstanding	37,602	37,285	37,459	37,178

Diluted loss per share:
Net loss	$(0.24)	$(0.05)	$(0.58)	$(0.36)
Diluted shares outstanding	37,602	37,285	37,459	37,178

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	November 3,	October 28,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$15,509	$17,867
Accounts receivable	3,649	4,196
Merchandise inventories	47,784	51,431
Prepaid expenses and other current assets	3,866	4,638
Income taxes receivable	155	243
Total current assets	70,963	78,375

Property, equipment and improvements, net	34,604	50,374

Other non-current assets:
Deferred income taxes	597	296
Other assets	1,370	638
Total other non-current assets	1,967	934
Total assets	$107,534	$129,683

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,866	$22,600
Accrued salaries, wages and related expenses	3,862	5,972
Accrued liabilities and other current liabilities	23,861	24,871
Total current liabilities	53,589	53,443

Non-current liabilities:
Deferred lease incentives	6,673	8,186
Deferred rent obligations	6,422	6,623
Other non-current liabilities	9,158	2,500
Total non-current liabilities	22,253	17,309

Stockholders' equity:
Common stock	482	475
Additional paid-in capital	128,506	127,348
Retained earnings	15,415	43,819
Common stock held in treasury	(112,711)	(112,711)
Total stockholders' equity	31,692	58,931
Total liabilities and stockholders' equity	$107,534	$129,683

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Thirty-nine Weeks Ended
	November 3,	October 28,
	2018	2017
Cash flows from operating activities:
Net loss	$(21,562)	$(13,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,796	9,242
Impairment of long-lived assets	2,999	163
Deferred income taxes, net	0	25
Amortization of financing costs	47	47
Deferred lease-related liabilities	(854)	(866)
Stock-based compensation expense	888	859
Changes in operating assets and liabilities:
Accounts receivable	(1,023)	(1,648)
Merchandise inventories	(6,423)	(14,597)
Prepaid expenses and other assets	(1,290)	(1,260)
Income taxes receivable	16	273
Accounts payable	4,904	8,640
Accrued liabilities	(3,076)	(2,089)
Other liabilities	(313)	1,743
Net cash used in operating activities	(17,891)	(12,667)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(2,744)	(4,447)
Proceeds from sale of assets	13,329	—
Net cash provided by (used in) investing activities	10,585	(4,447)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(27)	(25)
Proceeds from short-term borrowings	9,100	—
Payments of short-term borrowings	(9,100)	—
Payments of deferred financing costs	(235)	—
Net cash used in financing activities	(262)	(25)

Net increase (decrease) in cash and cash equivalents	(7,568)	(17,139)
Cash and cash equivalents at beginning of period	23,077	35,006
Cash and cash equivalents at end of period	$15,509	$17,867

Supplemental cash flow information:
Interest paid	$141	$107
Income taxes paid (refunded)	$130	$(263)
Accrued purchases of equipment and improvements	$803	$288

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

The following table reconciles from Net loss in accordance with generally accepted accounting principles (GAAP) to Adjusted EBITDA, a non-GAAP measure, for the thirteen and thirty-nine week periods ended November 3, 2018 and October 28, 2017:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Net loss on a GAAP basis	$(8,817)	$(1,622)	$(21,562)	$(13,199)
Income tax provision	23	45	129	136
Interest expense, net	(37)	(38)	(136)	(107)
Depreciation & amortization	2,463	2,976	7,796	9,242
Impairment of long-lived assets	2,999	—	2,999	163
Lease termination fees and other related costs, net	—	—	161	484
Executive severance	$315	$—	$625	$—
Adjusted EBITDA	$(2,980)	$1,437	$(9,716)	$(3,067)

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF LOSS PER SHARE
(in thousands, except per share amounts)
(unaudited)

The following table reconciles Net loss per share in accordance with GAAP to Adjusted net loss per share, on a non-GAAP basis, for the thirteen and thirty-nine week periods ended November 3, 2018 and October 28, 2017:

	Thirteen Weeks Ended
	November 3,			October 28,
	2018			2017
	Pretax	Net of tax	Per share amounts	Pretax	Net of tax	Per share amounts
GAAP net loss per share			$(0.24)			$(0.05)
Adjustments
Impairment of long-lived assets	2,999	2,990	0.08	—	—	—
Lease termination fees and other related costs, net	—	—	—	—	—	—
Executive severance	315	314	$0.01	—	—	$—
Adjusted loss per share			$(0.15)			$(0.05)

	Thirty-nine Weeks Ended
	November 3,			October 28,
	2018			2017
	Pretax	Net of tax	Per share amounts	Pretax	Net of tax	Per share amounts
GAAP net loss per share			$(0.58)			$(0.36)
Adjustments
Impairment of long-lived assets	2,999	2,981	0.08	163	161	—
Lease termination fees and other related costs, net	161	160	—	484	477	0.01
Executive severance	625	621	$0.02	—	—	$—
Adjusted loss per share			$(0.48)			$(0.35)